Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Hanif Jamal

Chief Financial Officer

Tel: 760-931-5500

email: investors@dothill.com

Dot Hill Systems Announces Preliminary First Quarter 2009 Financial Results

Revenues below guidance range, Non-GAAP loss per share within or above guidance range, cash above guidance

CARLSBAD, Calif.– April 14, 2009 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced preliminary financial results for the first quarter of 2009.

For the first quarter of 2009, the company expects net revenue in the range of $53.5 to $54.0 million. This is below the net revenue guidance for the first quarter of 2009 issued on February 26, 2009 of $56 to $63 million. The company attributed the expected net revenue shortfall to the global economic environment.

In addition, the company has improved and narrowed its targeted first quarter 2009 net loss per fully diluted share to between $0.05 to $0.07 on a non-GAAP basis, which excludes estimated share-based compensation expense of approximately $0.7 million, estimated foreign currency losses of approximately $0.1 million and estimated severance and restructuring expenses of approximately $0.1 million. This compares to the guidance the company issued on February 26, 2009 for non-GAAP net loss per fully diluted share between $0.06 to $0.11.

The preliminary net loss per fully diluted share results are primarily due to better than expected gross margin performance as well as tight expense controls. The company had indicated on February 26, 2009 that it expected non-GAAP gross margin percentage for the first quarter of 2009 to be flat to slightly down from the 14 percent achieved in the fourth quarter of 2008, and that non-GAAP operating expenses were expected to be slightly lower than the $12.5 million achieved in the fourth quarter of 2008. The company now expects non-GAAP gross margin percentage to increase and still expects non-GAAP operating expenses to decline in the first quarter of 2009 compared to the fourth quarter of 2008. These non-GAAP financial measures exclude the impact of share based compensation expenses, foreign currency losses and severance and restructuring expenses.

“We said in the last earnings call that our revenue for the first quarter was very hard to predict, and that was the case,” said Dana Kammersgard, president and chief executive officer, Dot Hill. “However, we believe we had a solid quarter despite the economy’s effect on our preliminary revenue. We have managed operating expenses and product cost reductions very well. Gross margins also benefited from a more favorable mix of customer and product sales. We have continued to focus on lowering our break-even point and in that regard we believe we have made good progress during the first quarter of 2009.”

“We are also particularly pleased with the company’s management of its cash and working capital,” said Hanif Jamal, senior vice president and chief financial officer, Dot Hill. “As indicated in our last earnings call, we expected cash and cash equivalents to be in the high $40 million to low $50 million range. We are now projecting cash and cash equivalents will likely be in the range of $54.0 to $54.5 million as of March 31, 2009, as compared to $56.9 million as of December 31, 2008.”

The company is in the process of finalizing its first quarter 2009 financial results which will be made available at its first quarter 2009 financial results conference call.

About Non-GAAP Financial Measures

This press release contains expected financial results that exclude the effects of share-based compensation expense, foreign currency losses and severance and restructuring expenses, and are not in accordance with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the company’s core operating results and facilitates comparison of operating results across reporting periods. The company uses these non-GAAP financial measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP financial measures should not be viewed in isolation from or as a substitute for the company’s financial results in accordance with GAAP.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s expected net revenue, net loss per fully diluted share, gross margin, operating expenses and cash and cash equivalents for the first quarter of 2009; and Dot Hill’s revenues from and relationships with the company’s OEM customers. Among the risks that contribute to the uncertain nature of the forward-looking statements include: the risk that Dot Hill’s actual financial results for the first quarter of 2009 will be materially different from the estimated results above; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; the ability of Dot Hill to complete deals with existing and new customers on favorable terms or at all; unforeseen technological, intellectual property or engineering issues; competition for direct sales from Dot Hill’s OEM customers; the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the open systems computing market; as well as the additional risks set forth in the forms 8-K and 10-K most recently filed with the SEC by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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